UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2004

Senomyx, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11099 North Torrey Pines Road La Jolla, California		92037
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On October 26, 2004 we entered into a Collaborative Research and License Agreement with Nestlé SA for the discovery and commercialization of novel flavor ingredients in the coffee and coffee whitener fields.  This is our second collaboration agreement with Nestlé.  The first collaboration, which was entered into in April 2002, is focused on the discovery of novel flavors and flavor enhancers in the dehydrated and culinary food, frozen food and wet soup fields.  Under the terms of the new agreement, Nestlé has agreed to pay us discovery and development funding for up to five years based on research progress during the collaborative period.  In addition, we are eligible to receive milestone payments upon achievement of specific product discovery and development goals. The combined total of research funding and milestone payments could exceed $13 million if all milestones are met. Upon commercialization, we will receive royalty payments based on sales of products containing new flavor ingredients developed under the agreement.  We intend to file the agreement with the Securities and Exchange Commission in the future and will seek confidential treatment for certain material terms of the agreement at such time.  The press release dated October 27, 2004 announcing our entry into the agreement and describing certain of its material terms is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(c) Exhibits.

99.1         Press release of Senomyx, Inc. dated October 27, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

By:	/s/ HARRY J. LEONHARDT, ESQ.
Harry J. Leonhardt, Esq.
Vice President, General Counsel and Corporate Secretary

Date: October 27, 2004

INDEX TO EXHIBITS

99.1         Press release of Senomyx, Inc. dated October 27, 2004.